Exhibit 10.15

To:    Brett Steele
From:     Greg Bennett
Date:     March 1, 2024
Re:    2024 Total Compensation, AIP Target, LTIP Target

Congratulations! As one of a select group of key managers, you have been chosen to participate in the Smith Douglas Homes 2024 Annual Incentive Program (“AIP”) and 2024 Long Term Incentive Program (“LTIP”). These programs have been created to reward, motivate, and align members of our management team with our primary financial objectives for the 2024 calendar year.

Your personal compensation for 2024 is as follows:

Base Salary	$350,000
AIP Target Bonus	$150,000
LTIP Target Bonus	$150,000
Total Compensation	$650,000

AIP Overview

The 2024 AIP bonus is comprised of three components weighted as follows:

Description	Allocation	AIP Target Bonus
Company Performance	90%	$135,000
Discretionary	10%	$15,000
Total	100%	$150,000

The Affiliate and Company Performance components will be based on net income targets (collectively, the “AIP Targets”) per the 2024 approved budget. The Discretionary component is subjective based on your individual performance and contribution as determined by your manager and the Smith Douglas Compensation Committee.

The actual payout for Affiliate and Company Performance will be determined in accordance with the respective AIP Payout Grid (see Appendix A). You will be eligible to earn up to 200% of your target bonus for each of these components if your affiliate and/or the company meets or exceeds 120% (“Maximum Threshold”) of the AIP Targets. To be eligible for any bonus amount above target, the affiliate and/or the company must achieve a Net Income Percentage equal to or higher than the outlined Net Income Qualifier. Net Income Percentage is defined as annual net income divided by total revenue. Additionally, if your affiliate and/or the company fails to meet at least 80% (“Minimum Threshold”) of the AIP Targets, you will not be eligible for any AIP bonus.

Exhibit 10.15
AIP – Other Information

•The Company expects to pay the 2024 AIP bonus no later than February 28, 2025.
•In order to be eligible to receive the AIP bonus you must be employed by Smith Douglas at the time of payment.
•Includes death and disability provisions which will pay a pro-rata award amount of the earned bonus based upon the number of completed full calendar months of active employment during the business year and will be paid upon the date all other participants receive their award.

LTIP Overview

The 2024 LTIP bonus is comprised of three components weighted as follows:

Description	Allocation	LTIP Target Bonus
Company Performance	90%	$135,000
Discretionary	10%	$15,000
Total	100%	$150,000

The Company Performance component will be based on net sales targets (collectively, the “LTIP Targets”) per the 2024 approved budget. The Discretionary component is subjective based on your individual performance and contribution as determined by you’re the Company.

Your Target Award Opportunity will be determined based on the LTIP Payout Grid (see Appendix B). You will be eligible to earn 200% of your Target Award Opportunity for each of the Performance Goals if your affiliate and/or the Company meets or exceeds 120% of the Performance Goals (“Maximum Threshold”). To be eligible for any bonus amount above target, the affiliate and/or the company must achieve a Net Income Percentage equal to or higher than the outlined Net Income Qualifier. Net Income Percentage is defined as annual net income divided by total revenue. Additionally, if your affiliate and/or the Company fails to meet at least 80% of the Performance Goals (“Minimum Threshold”), you will not be eligible for any Award. The amount of your Award will be determined by the Company at the end of the performance period based on the attainment of the Performance Goals, subject to the terms and conditions of the LTIP Plan.

The LTIP bonus will be issued in restricted stock units (RSUs) and vest in substantially three equal installments on the anniversary of the grant date (expected to be no later than March 31, 2025) following the completion of the performance period (January 1, 2024 – December 31, 2024), provided that you remain continuously employed by Smith Douglas Homes on each applicable vesting date. If you are not continuously employed on an applicable vesting date, the unvested portion of your LTIP bonus will be cancelled and forfeited without payment.

You are a very important member of our team and your contribution is an integral part of the Company’s success. I look forward to working with you this year as we strive towards achieving our objectives and a maximum payout under the 2024 AIP and LTIP!

If you have any questions regarding your compensation, AIP or LTIP, please don’t hesitate to reach out to Katie Peacocke, VP of Human Resources.

Regards,
Greg Bennett President and CEO

Exhibit 10.15
Appendix A

AIP Payout Grid

Exhibit 10.15
Appendix B

LTIP Payout Grid